Exhibit 10.13

The 2015 ExOne Umbrella Annual Incentive Plan (AIP)

The AIP is being implemented pursuant to The ExOne Company 2013 Equity Incentive Plan (the “EIP”) and is intended to enhance focus on the delivery of financial targets set out in the annual budget. It is further intended to enhance the achievement of other strategic annual goals and milestones that create a platform for future Company performance.

Participants

All Senior Executive Officers and other key employees selected by the Compensation Committee (the “Committee”) upon the recommendation of the CEO.

Targets Bonus Opportunity

The target bonus opportunity for each participant will be a percentage of such participant’s annual base salary for 2015 and shall be determined by the Committee in its sole discretion. With respect to participants that are not Senior Executive Officers, the Committee may, in its sole discretion, delegate the authority to set the target bonus opportunity to the CEO or a committee established for this purpose.

Performance Measures, Weighting and Negative Discretion

The performance measures for 2015 and their respective weighting are set forth below:

Measure	Weighting

Revenue	50%
Gross Margins	50%

The target bonus opportunity for the financial measures will be payable for the achievement of financial targets established by the Committee in line with the annual budget for the business. The two performance measures are determined separately, such that there could be a payout on one element and not on the other. The performance measures, targets and relative weighting for each award will be communicated to participants in an award agreement or notification form as determined by the Company.

Negative Discretion

The amount payable based upon the achievement of financial targets may be reduced, based upon an individual’s ranking in his or her annual performance review and/or his or her individual key performance objectives (“KPOs”) (as defined below). If a participant is a Senior Executive Officer, the discretion to reduce the payments will be vested in the Committee and for all other employees, it will be vested in the CEO or in the individual or committee to which the CEO delegates this authority.

KPOs are measurable objective milestone(s) specific to each participant with respect to critical business priorities for which they are accountable. All performance measures, financial targets and KPOs for Senior Executive Officers will be approved by the Committee no later than March 31, 2015.

Notwithstanding anything to the contrary in this AIP, the Committee shall at all times retain discretion with respect to all awards under this AIP to reduce, eliminate, or determine the source of, any payment or award hereunder without regard to any particular factors specified in this AIP. The interpretation and construction by the Committee of any provisions of the AIP shall be final.

Calculation of Payout and Maximum

Payment against each financial performance measure will only commence if the minimum threshold of 95% of the performance target is achieved. Thereafter, payments will be tied to the percentage level of performance achieved, with a maximum bonus of 125% of salary that can be earned.

See examples in attached Appendix.

Payment

Payment will occur following the Company’s issuance of its audited financial statements for 2015. Unless otherwise determined by the Committee, the bonus will be paid (i) 50% in of cash and (ii) 50% in the form of stock options and/or restricted stock, in the discretion of the Committee, granted pursuant to the EIP.

If a portion of the bonus is paid in stock options, the Company shall issue stock options for that number of shares equal to the value of the bonus paid, as determined pursuant to the Black-Scholes calculation methodology, with a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant (as defined in the EIP (“FMV”)). The stock options will have such terms and vesting provisions as are determined by the Committee at the time of grant.

If a portion the bonus is paid in restricted stock, the Company shall issue that number of shares of restricted common stock equal to the quotient of the value of the bonus paid divided by the FMV of a share of Company common stock on the date of grant. One third (1/3rd) of the restricted stock will vest on the grant date; one third (1/3rd) will vest on the first anniversary of the grant date; and the final one third (1/3rd) will vest on the second anniversary of the grant date.

Stock options and restricted stock granted pursuant to this AIP will, in all other respects, be subject to the terms and conditions of the EIP.

Notwithstanding anything to the contrary, unless otherwise provided in a participant’s award agreement, no participant shall have any right to receive payment with respect to any award if such participant is not an employee of the Company on date the award is to be paid.

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